Exhibit 99.1

For release:  November 8, 2016

Contact: John K. Lines, SVP/General Counsel

Phone: (615) 890-2020

Stephen F. Flatt Appointed to NHC Board of Directors

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC) announced today the appointment of Stephen F. Flatt as an inside director of the Company's Board of Directors, effective January 1, 2017.  As was previously announced on August 8, 2016, Dr. Flatt will also assume the position of CEO on January 1, 2017.

In connection with the appointment of Dr. Flatt, the Board approved the expansion of the Board to eight directors, five of whom are independent directors.  Dr. Flatt will be presented to the shareholders for reelection to a two year term at the 2017 Annual Meeting of Shareholders.

Dr. Flatt joined NHC in 2005 as Senior Vice President of Development. On January 1, 2009, Dr. Flatt was promoted to the role of NHC's President.

Dr. Flatt currently serves on the Executive Committee of the Council for Post Acute Care (CPAC) and the Boards of Directors of The Community Foundation of Middle Tennessee and Nashville Inner City Ministry. Dr. Flatt is a member of the Nashville Health Care Council. He received his B.A. degree from David Lipscomb College and his M.S. degree and Ph.D. from George Peabody College of Vanderbilt University.

About NHC

NHC affiliates operate for themselves and third parties 74 skilled nursing centers with 9,398 beds.  NHC affiliates also operate 36 homecare programs, five independent living centers and 21 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the Company can be found on our web site at www.nhccare.com.